Exhibit 10.68

EXECUTION COPY

CREDIT AGREEMENT

Dated as of January 25, 2007

among

TIVO INC.

as the borrower,

and

THE FINANCIAL INSTITUTIONS

NAMED ON THE SIGNATURE PAGES HERETO,

as the lenders

and

CITIGROUP GLOBAL MARKETS REALTY CORP.,

as the administrative agent

i

ii

EXHIBIT A	Form of Note
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Borrowing Request
EXHIBIT D	Form(s) of Customer Contract
EXHIBIT E	Form of New Customer Report
EXHIBIT F	Form of Compliance Certificate

Schedule 5.01	Organization and Good Standing of TiVo Parties; Outstanding Equity Interest in each TiVo Party
Schedule 5.02	Subsidiaries
Schedule 5.06	Litigation
Schedule 5.14(a)	ERISA
Schedule 5.16	Taxes
Schedule 5.17	Debt
Schedule 5.18	Liens
Schedule 5.20	Leases
Schedule 5.21	Investments
Schedule 5.22	Intellectual Property
Schedule 5.23	Material Contracts
Schedule 5.24	Deposit and Securities Accounts

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of January 25, 2007, is entered into among TIVO INC., a Delaware corporation (the “Company”), the financial institutions named on the signature pages hereof (each a “Lender” and collectively, the “Lenders”) and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, as administrative agent for the Lenders (the “Administrative Agent”).

WHEREAS, the Company has requested the Lenders to extend credit in the form of Loans (such term and each other capitalized term used herein having the meaning given it in Article I) at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $50,000,000 (subject to increase or decrease, as provided herein). The proceeds of the Loans are to be used by the Company for the purposes set forth herein.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Company on the terms and subject to the conditions set forth herein. In consideration of the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Account Control Agreement”: Means each deposit account control agreement and each securities account control agreement, dated on or after the Closing Date, by and among the Administrative Agent, the Company and the applicable deposit account bank or securities account bank.

“Acquisition”: Means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Administrative Agent”: As set forth in the introductory paragraph of this Agreement.

“Affiliate”: As to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the voting interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise.

“Aggregate Discounted Eligible Commitment Contract Amount”: Means the present value of all remaining payments due to the Company in respect of the Eligible Commitment Contracts (assuming that such payments are made when due by the applicable Customers), calculated using a discount rate of 11% per annum; provided, that with respect to any Eligible Commitment Contracts with a remaining term of greater than 18 months, such calculation shall only include payments due from the related Customers within the next 18 months.

“Aggregate Discounted Eligible Non-Commitment Contract Amount”: Means the sum of (i) the present value of all remaining payments due to the Company in respect of the Eligible Non-Commitment Contracts, assuming that the related Customers will make monthly payments to the Company for the next 12 months and that each such payment will be equal to, and paid at the same time of the month as, the first monthly payment made by such Customer, with such present value calculated using a discount rate of 11% per annum and (ii) with respect to each Eligible Commitment Contract with a remaining term of less than 12 months, the present value of all cash payments due during the Eligible Commitment Contract Credit Period, assuming that the related Customer makes monthly payments to the Company in each month during such period and that each such payment will be equal to, and paid at the same time of the month as, the first monthly payment made by such Customer under the related Eligible Commitment Contract, with such present value calculated using a discount rate of 11% per annum.

“Agreement”: This Credit Agreement, as amended, supplemented or modified from time to time.

“Agreement Value”: For each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by the Company to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement were being terminated early on such date of determination, (ii) such Company were the sole “Affected Party”, and (iii) the Administrative Agent were the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Company determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Company determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by the Company exceeds (ii) the present value of the future cash flows to be received by the Company pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Borrowing”: Means with respect to any Loans, Loans of the same Type made, converted or continued on the same date.

“Borrowing Availability”: Means as of any date of determination the lesser of (a) the Maximum Amount and (b) the Borrowing Base, in each case, less the outstanding Loans.

“Borrowing Base”: Means, at any time, an amount equal to (a) the product of (i) 75% and (ii) the Aggregate Discounted Eligible Commitment Contract Amount plus (b) the product of (i) 50% and (ii) the Aggregate Discounted Eligible Non-Commitment Contract Amount less (c) all Reserves. The Borrowing Base shall be computed monthly and evidenced on a certificate delivered in accordance with Section 6.01(a)(v). The Borrowing Base at any time in effect shall be determined by reference to the Borrowing Base Certificate most recently delivered hereunder.

“Borrowing Base Certificate”: Means a certificate executed by a Financial Officer of the Company containing a calculation of the Borrowing Base substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Borrowing Request”: Means a request by the Company in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Business Day”: A day other than a Saturday, Sunday or day on which commercial banks in New York or California are authorized or required by law, executive order or government decree to close.

“Capitalized Leases”: All leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents”: Any of the following, to the extent owned by the Company or its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States; (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion; (c) commercial paper issued in the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.; (d) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements; (e) the SVB Securities Institutional Liquid Reserves Shares money market account, investing solely in the categories of assets described in the prospectus and related fund profile dated December 2005 or a future prospectus with substantially the same terms as such existing prospectus and related fund profile; or (f) a money market account substantially similar to the money market account describe in (e) above.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS”: The Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Closing Date”: January 25, 2007.

“Collateral”: All “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Lenders.

“Collateral Access Agreement”: Means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, or having a Lien upon, any equipment or Inventory or any books and records of any Loan Party, in each case, in form and substance satisfactory to the Administrative Agent.

“Collateral Documents”: The Security Agreement, the Account Control Agreements, the Intellectual Property Security Agreement, and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Lenders.

“Commitment”: The commitment of a Lender to make Loans to the Company pursuant to Section 2.01(a), and “Commitments” means such commitments of all Lenders in the aggregate, as such Commitments may be increased or decreased in accordance with the provisions hereof. The initial aggregate amount of the Commitments is $50,000,000.

“Company”: As set forth in the introductory paragraph of this Agreement.

“Compliance Certificate”: Means a certificate executed by a Financial Officer of the Company substantially in the form of Exhibit F or such other form as shall be approved by the Administrative Agent.

“Consolidated”: The consolidation of accounts in accordance with GAAP.

“Consolidated Net Income Before Taxes”: Means, for any period, for the Company and its Subsidiaries on a Consolidated basis, an amount equal to net income for such period plus (to the extent deducted in calculating such net income) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, and minus (to the extent included in calculating such net income) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period.

“Contingent Obligation”: With respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director”: Means (a) any member of the board of directors of the Company who was a director of the Company on the Closing Date, and (b) any individual who becomes a member of the board of directors of the Company after the Closing Date if such individual was appointed or nominated for election to the board of directors of the Company by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors of the Company in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Company (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contract”: Means each contract created by the Company in the ordinary course of its business, that relates to its sale of TiVo Services.

“Credit Exposure”: Means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender.

“Customer”: Means any purchaser of TiVo Services which makes payments to the Company in accordance with an applicable service agreement or contract.

“Debt”: With respect to any Person, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of

Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations valued at the lesser of the amounts so secured or the value of such Collateral.

“Debt for Borrowed Money”: With respect to any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a balance sheet of such Person.

“Disclosure Schedule”: The disclosure schedule identified as the Disclosure Schedule to this Agreement.

“Dollars and $”: Dollars in lawful currency of the United States of America.

“Eligible Commitment Contract Credit Period”: Means with respect to each Eligible Commitment Contract with a remaining term of less than 12 months, the difference between (i) 12 months and (ii) the number of months remaining in the contract term of such Eligible Commitment Contract.

“Eligible Commitment Contracts”: Means those Contracts that (a) bind the Customer to purchase TiVo Services on a month to month basis from the Company for a multi-month period of time, (b) comply with each of the representations and warranties respecting Eligible Commitment Contracts made by the Company under the Loan Documents and (c) are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion to address the results of any audit performed by or for the benefit of the Administrative Agent if and to the extent that the audit shows adverse deviations from the information provided by the Company with respect to the Eligible Commitment Contracts. Eligible Commitment Contracts shall not include the following:

(a) Contracts for which the Customer is overdue with respect to any payment by more than 30 days,

(b) Contracts that do not represent a valid, binding and enforceable payment obligation to the Company (subject to applicable insolvency laws),

(c) Contracts that require the consent of or notice to the Customer with respect to any collateral assignment to the Administrative Agent,

(d) Contracts that are not payable in Dollars,

(e) Contracts with respect to which the Customer is located outside the United States of America,

(f) Contracts with respect to which the Customer is a governmental entity or instrumentality,

(g) Contracts with respect to which the first payment thereunder has not been made,

(h) Contracts with respect to which the related accounts are not subject to a valid and perfected first priority Lien in favor of the Administrative Agent securing the Obligations,

(i) Contracts with respect to which the Customer has been identified by the Company in its computer files as deceased,

(j) Contracts that have been identified by the Company as having been incurred as a result of fraudulent use of a Customer’s access to credit,

(k) Contracts that were not created utilizing the Company’s standard form contract,

(l) Contracts with respect to which any economic provisions material to the Contract have been waived or modified (other than changes in pricing category) except as permitted in accordance with this Agreement,

(m) Contracts with respect to which less than 30 days have elapsed since the origination of such Contracts,

(n) Contracts that do not provide for initial terms of at least 12 months,

(o) Contracts that do not give the Company the unconditional right to charge not less than a $150 termination fee in connection with any cancellation of service by the related Customer (to the extent such fee or a portion thereof is permitted to be charged under applicable law),

(p) Contracts that do not permit the Company to charge the Customer’s credit card or bank account for scheduled monthly payments and any termination fee,

(q) Contracts that are between the Customer and a third party other than the Company (e.g., DirectTV or Comcast),

(r) Contracts with respect to which the Customer has cancelled its contract with the Company, and

(s) Contracts that have been assigned to a third party.

“Eligible Non-Commitment Contracts”: means those Contracts that (a) bind the Customer to purchase TiVo Services on a month to month basis from the Company but allow the Customer to cancel receipt of TiVo Services at any time without penalty, (b) are not excluded as ineligible by virtue of one or more of the criteria set forth below and (c) are not Eligible Commitment Contracts; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion to address the results of any audit performed by or for the benefit of the Administrative Agent if and to the extent that the audit shows adverse deviations from the information provided by the Company with respect to the Eligible Non-Commitment Contracts. Eligible Non-Commitment Contracts shall not include the following:

(a) Contracts for which the Customer is overdue with respect to any payment by more than 30 days,

(b) Contracts that do not represent a valid, binding and enforceable payment obligation to the Company (subject to applicable insolvency laws),

(c) Contracts that require the consent of or notice to the Customer with respect to any collateral assignment to the Administrative Agent,

(d) Contracts that are not payable in Dollars,

(e) Contracts with respect to which the Customer is located outside the United States of America,

(f) Contracts with respect to which the Customer is a governmental entity or instrumentality,

(g) Contracts with respect to which the first payment thereunder has not been made,

(h) Contracts, with respect to which the related accounts are not subject to a valid and perfected first priority Lien in favor of the Administrative Agent securing the Obligations,

(i) Contracts with respect to which the Customer has been identified by the Company in its computer files as deceased,

(j) Contracts that have been identified by the Company as having been incurred as a result of fraudulent use of a Customer’s access to credit,

(k) Contracts that were not created utilizing the Company’s standard form contract,

(l) Contracts with respect to which any economic provisions material to the Contract have been waived or modified (other than changes in pricing category) except as permitted in accordance with this Agreement,

(m) Contracts with respect to which less than 30 days have elapsed since the origination of such Contracts,

(n) Contracts that do not permit the Company to charge the Customer’s credit card or bank account for scheduled monthly payments and any termination fee,

(o) Contracts that are between the Customer and a third party other than the Company (e.g., DirectTV or Comcast),

(p) Contracts with respect to which the Customer has cancelled its contract with the Company, and

(q) Contracts that have been assigned to a third party.

“Environmental Action”: Any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law”: Any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit”: Any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests”: With respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: Any Person that for purposes of Title IV of ERISA is a member of a “controlled group of corporations” with the Company, or under “common control” with the Company, within the meaning of Section 414(b) or (c) of the Internal Revenue Code.

“ERISA Event”: (a)(i) The occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of

ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA (or any successor statute thereto) shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Event of Default”: As defined in Section 7.01.

“Fee Letter”: Means that certain fee letter, dated as of January 25, 2007, between the Company and the Administrative Agent.

“Financial Officer”: Means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Person.

“Fiscal Year”: A fiscal year of the Company ending on January 31st in any calendar year.

“Foreign Subsidiary”: Means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“GAAP”: United States generally accepted accounting principles, as may be in effect from time to time, applied on a consistent basis.

“Hazardous Materials”: (a) Petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements”: Interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Insufficiency”: With respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property Security Agreement”: Means an intellectual property security agreement executed and delivered by each Loan Party and Administrative Agent, the form and substance of which is satisfactory to Administrative Agent.

“Interest Payment Date”: As to any Loan, the last day of each calendar month (commencing on January 31, 2007) and the Maturity Date.

“Internal Revenue Code”: Means the Internal Revenue Code of 1986, as amended and all regulations promulgated thereunder.

“Inventory”: All Inventory referred to in Section 1(b) of the Security Agreement.

“Investment”: In any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Lender”: As set forth in the introductory paragraph of this Agreement.

“LIBOR”: Means the rate determined by the Administrative Agent daily (or less frequently as the Administrative Agent may in its sole discretion determine) on the basis of the London Inter-Bank Offered Rate for one-month U.S. dollar deposits, as such rate appears as “BBAM” “Page DG8 4a” on Bloomberg as of 8:00 a.m. (New York City time) on such date (rounded up to the nearest whole multiple of 1/100%); provided that if such rate does not appear on Bloomberg, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by the Administrative Agent in its sole discretion and communicated to the Company.

“LIBOR Loans”: Loans hereunder at such time as they accrue interest at a rate based upon LIBOR.

“LIBOR Margin”: 4% per annum.

“Lien”: Any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity Ratio”: Means, as of any date of measurement, the ratio of (a) total unrestricted cash and Cash Equivalents of the Company and its Subsidiaries to (b) the outstanding principal balance of the Loans together with any other accrued and unpaid interest thereon and the Unused Fees, all as determined in accordance with GAAP.

“Loan Documents”: This Agreement, the Notes, the Collateral Documents, Hedge Agreements with a Lender relating to the Loans, the Fee Letter and each other document delivered to the Administrative Agent or any Lender in connection with this Agreement and/or the credit extended hereunder (including any document delivered after the Closing Date pursuant to Section 6.01(n) or (q)).

“Loan Party”: Means the Company and each TiVo Party which is party to a Loan Document.

“Loans”: As defined in Section 2.01.

“Majority Lenders”: As of any date of determination, Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Loans or, if no Loans are outstanding, Lenders holding greater than 50% of the total Commitment.

“Margin Stock”: The meaning specified in Regulation U.

“Material Adverse Change”: Any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and the other TiVo Parties taken as a whole.

“Material Adverse Effect”: A material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and the other TiVo Parties taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, (c) the legal ability of the Company or any other Loan Party with a material fair market value of owned assets, a material contribution to the revenue of the business of the Loan Parties or a material strategic value to the business of the Loan Parties generally to perform its Obligations under any Loan Document to which it is or is to be a party, or (d) the enforceability or priority of the Administrative Agent’s Liens with respect to the Collateral.

“Material Contract”: With respect to any Person other than the Company, each contract to which such Person is a party involving aggregate consideration payable to or by such Person material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person and with respect to the Company, each contract deemed to be a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the Securities Act of 1933) and filed as an exhibit to any report or form under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

“Maturity Date”: January 25, 2010, or such earlier date on which the Commitments terminate pursuant to Section 2.07(c) or Section 7.01.

“Maximum Amount”: Means, as of any date of determination, an amount equal to the aggregate Commitments of all Lenders as of that date.

“Multiemployer Plan”: A multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan”: A single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Notes”: As defined in Section 2.04(d).

“NPL”: The National Priorities List under CERCLA.

“Obligations”: All obligations of every nature of the Company and any other Loan Party from time to time owed to the Administrative Agent, the Lenders or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

“Patriot Act”: As defined in Section 9.14.

“PBGC”: Means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition”: Means any Acquisition by the Company or any other Wholly-Owned Subsidiary of the Company of (i) all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) no less than 100% of the capital stock, partnership interests, membership interests or equity of any Person, in each case to the extent that:

(a) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target; and

(b) no Potential Event of Default or Event of Default is in existence or would reasonably be expected to occur after giving effect to such Acquisition;

(c) the cash purchase price of such Acquisition does not exceed $5,000,000;

(d) each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Administrative Agent:

(1) the Administrative Agent shall receive not less than five Business Days’ prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof;

(2) such Acquisition shall be structured such that in any Acquisition which involves the Company, the Company shall be the surviving corporation and in any Acquisition involving a Wholly-Owned Subsidiary of the Company, such Wholly-Owned Subsidiary shall be the surviving corporation;

(3) the Administrative Agent shall receive, not less than five Business Days’ prior to the consummation of such Acquisition, a due diligence package, which shall include, without limitation, the following with regard to the Acquisition of the applicable Target:

(A) historical financial statements of the applicable Target that were provided to the Company in connection with the Acquisition;

(B) any pro forma financial projections for the Company and its Subsidiaries (giving effect to the Acquisition) that were prepared by the Company and delivered to the Company’s board of directors or officers of the Company in connection with, or in contemplation of, such Acquisition;

(C) a general description of the applicable Target’s business;

(D) pending litigation involving the applicable Target which could reasonably be expected to result in a Material Adverse Effect;

(E) a description of the method of financing the Acquisition, including sources and uses; and

(F) locations of all material personal and real property of the applicable Target, including the location of its chief executive office;

(4) if delivered to the Company or if requested, the Administrative Agent shall receive copies of the environmental reports and related information delivered to the Company regarding any property owned, leased or otherwise used by the applicable Target;

(5) the Administrative Agent shall receive evidence that the applicable Target has in place, with financially sound and reputable insurers, effective as of the closing date of such Acquisition, public liability and property damage insurance with respect to its business and properties in accordance with the standards set forth in the Agreement and the Administrative Agent shall have been named as additional insured and lender’s loss payee with respect thereto, as applicable and shall have received such certificates, endorsements evidencing the same as may be requested by the Administrative Agent;

(6) the Administrative Agent, for the benefit of the Administrative Agent and Lenders, (a) is granted a first priority perfected Lien (subject only to Permitted Liens) on all real and personal property being acquired pursuant to such Acquisition (and, in the case of an Acquisition involving the purchase of any applicable Target’s equity interests, the Administrative Agent shall be provided the additional security and documents described in Section 6.01(q) hereof) and (b) will be provided such other documents and instruments as the Administrative Agent shall request to perfect or maintain the perfection of its Lien on the real and personal property of the applicable Target required under the Security Agreement, as the case may be, all such documents to be delivered no later than 10 days after the closing of such Acquisition;

(7) after giving effect to such Acquisition and the incurrence of any Loans, other Debt or Contingent Obligations in connection therewith, (a) no Potential Event of Default or Event of Default shall exist, (b) the Company shall be in compliance on a pro forma basis with the covenants set forth in Section 6.03 recomputed for the most recently ended month of the Company for which information is available regarding the business being acquired;

(e) (i) the aggregate cash consideration paid in connection with all Acquisitions in any Fiscal Year shall not exceed $15,000,000; provided, that cash consideration paid in connection with an Acquisition attributable to Persons or assets located outside the United States shall not exceed $10,000,000 and (ii) the aggregate equity consideration paid in connection with all Acquisitions in any Fiscal Year shall not exceed $100,000,000;

(f) all material consents necessary for such Acquisition have been obtained;

(g) as soon as practicable after the closing of such Acquisition, and in any event within 20 Business Days after such closing, the Company shall deliver copies of all documents executed as of such closing in connection with such Acquisition to the Administrative Agent; and

(h) the Administrative Agent shall have received such other documents, agreements, certificates and opinions as may be reasonably requested in connection with the foregoing.

“Permitted Liens”: Such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; and (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person”: An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plan”: A Single Employer Plan or a Multiple Employer Plan.

“Potential Event of Default”: A condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Preferred Interests”: With respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation and shall include for the avoidance of doubt all “Rights” issued under and as defined in the Rights Plan.

“Prime Rate”: The prime rate (or if a range is given, the average of such prime rates) listed under “Money Rates” in The Wall Street Journal for such date or, if The Wall Street Journal is not published on such date, then in The Wall Street Journal most recently published.

“Prime Rate Margin”: 1.50% per annum.

“Redeemable”: With respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Regulations T, U and X”: Regulations T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

“Regulation U”: Regulation U promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

“Reserves”: Means with respect to the Borrowing Base of the Company, 1.25% of the Unadjusted Borrowing Base and such other reserves against Eligible Commitment Contracts or Eligible Non-Commitment Contracts or otherwise that Administrative Agent may determine in good faith and in the exercise of its reasonable (from the perspective of a secured asset-based Lender) business judgment.

“Rights Plan”: Means that certain Rights Agreement dated as of January 16, 2001 between the Company and Wells Fargo Shareowner Services, as amended on February 20, 2001 and as further amended on April 12, 2006.

“Security Agreement”: The Security Agreement, dated as of the Closing Date, among the Administrative Agent and the Loan Parties signatory thereto.

“Single Employer Plan”: A single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency”: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sub-Limit A”: Means $25,000,000.

“Sub-Limit B”: Means $50,000,000.

“Subsidiary”: A corporation, partnership, trust, limited liability company or other business entity of which more than 50% of the shares of stock or other ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, directly or indirectly, by the Company.

“Tangible Net Worth”: Means, with respect to the Company and its Consolidated Subsidiaries, an amount equal to: (a) the total assets of the Company and its Consolidated Subsidiaries calculated in conformity with GAAP, less (b) the aggregate book value of the intangible assets, including, without limitation, goodwill, of the Company and its Consolidated Subsidiaries, determined in accordance with GAAP, less (c) the total liabilities of the Company and its Consolidated Subsidiaries calculated in conformity with GAAP.

“Target”: Means a Person, or business or substantially all of the assets of a Person, acquired in an Acquisition.

“TiVo Party”: Means the Company and each of its Subsidiaries.

“TiVo Services”: Means the Company’s digital video recording service.

“Transaction”: The transactions contemplated by the Loan Documents.

“Type”: When used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include LIBOR and the Prime Rate.

“Unadjusted Borrowing Base”: Means, at any time, an amount equal to (a) the product of (i) 75% and (ii) the Aggregate Discounted Eligible Commitment Contract Amount plus (b) the product of (i) 50% and (ii) the Aggregate Discounted Eligible Non-Commitment Contract Amount. The Unadjusted Borrowing Base shall be computed monthly and evidenced on a certificate delivered in accordance with Section 6.01(a)(v). The Unadjusted Borrowing Base at any time in effect shall be determined by reference to the Borrowing Base Certificate most recently delivered hereunder

“Unused Fee”: is defined in Section 2.05.

“Welfare Plan”: A welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of the Company or in respect of which the Company could have liability.

“Wholly-Owned Subsidiary”: Means as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withdrawal Liability”: The meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Other Definitional Provisions.

(a) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

ARTICLE II

THE LOANS

SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make loans (“Loans”) to the Company, at any time and from time to time on or after the Closing Date until the Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Credit Exposure exceeding the Lender’s Commitment, or (ii) the aggregate Credit Exposure of all of the Lenders exceeding (A) the Maximum Amount or (B) the Borrowing Base in effect at such time. Subject to the terms, conditions and limitations set forth herein, the Company may borrow, pay or prepay and reborrow Loans. The Commitments shall automatically terminate on the Maturity Date.

(b) If the Company has, from time to time, drawn all or a substantial portion of the Borrowing Availability or intends, based on a business plan provided to the Administrative Agent, to borrow Loans in an aggregate amount in excess of $50,000,000, the Company may, seek to increase the total Commitments by $50,000,000 (resulting in maximum total Commitments of $100,000,000). The Company shall request such increase by written notice to the Administrative Agent; provided that no such request shall be delivered at a time when a Potential Event of Default or Event of Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Company, in consultation with the Administrative Agent, shall offer the increase in the total Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities if agreed by the Administrative Agent and Administrative Agent shall use its best efforts to syndicate and provide the requested increase in the total Commitments to the Company. Each Lender may decline to participate in such increase in its sole discretion, and any Lender or other entity shall be deemed to have declined any such offer unless such Lender or entity shall have provided the Administrative Agent with written notice of its acceptance thereof within 30 days (or such other time period as may be agreed by the Administrative Agent) after receipt of such offer by the Administrative Agent. In addition, no increase in the total Commitments shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Company shall have delivered to the Administrative Agent a document in form reasonably satisfactory to the Administrative Agent pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Company accepts such incremental Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loan such that, after giving effect thereto, all outstanding Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and Unused Fees. Any such increase of the total Commitments shall be subject to receipt by the Administrative Agent from the Loan Parties of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.

SECTION 2.02. Loans.

(a) Subject to Sections 3.02 and 3.08, the Loans shall consist of LIBOR Loans made by the Lenders in accordance with their respective Commitments. The Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000 and not less than $100,000 or, if less, the remaining available balance of the Commitments.

(b) Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time on the date of the proposed Borrowing, and the Administrative Agent shall, upon the satisfaction by the Company of the conditions precedent set forth in Section 4.02 hereof, credit the amounts so received to an account in the name of the Company maintained with the Administrative Agent or other applicable account of the Company, each as designated by the Company in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Company shall deliver by hand or by facsimile to the Administrative Agent a duly completed

Borrowing Request not later than noon, New York City time, one Business Day before a proposed Borrowing, together with a Borrowing Base Certificate calculating the Borrowing Base as of the prior day. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Company and shall specify the following information: (i) the date of such Borrowing (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed (which shall be a deposit account that is subject to an Account Control Agreement); and (iii) the amount of such Borrowing; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. Promptly after receipt of a Borrowing Request, the Administrative Agent shall notify the Lenders (and in any event not later than noon New York City time on the borrowing date applicable thereto), by telecopy, telephone, or other similar form of transmission, of the Borrowing Request. Each Lender shall make the amount of such Lender’s pro rata share of the requested borrowing available to the Administrative Agent in immediately available funds in the manner set forth in Section 2.02; provided, however, that, no Lender shall have the obligation to make any Loan to the Company if the Administrative Agent or such Lender shall have actual knowledge that (x) one or more of the applicable conditions precedent set forth in Section 4.02 will not be satisfied on the requested funding date for the applicable Borrowing unless such condition has been waived by the Majority Lenders, or (y) the requested Borrowing would exceed Borrowing Availability on such date.

SECTION 2.04. Evidence of Debt; Promissory Notes. The Loans shall be paid, for the account of each Lender according to its pro rata share of the Loans, in full on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to the Lender resulting from each Loan made by the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c) The entries made in the accounts maintained pursuant to clause (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of a Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Company to repay the Loans in accordance with the terms hereof.

(d) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Company shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns substantially in the form of Exhibit A attached hereto (each, a “Note” and collectively, “Notes”).

SECTION 2.05. Fees. In addition to any fees payable to the Administrative Agent pursuant to the Fee Letter, the Company agrees to pay to the Administrative Agent for the account of each Lender an Unused Fee (an “Unused Fee”) of (a) on each Interest Payment Date on which the aggregate principal amount of all outstanding Loans does not exceed Sub-Limit A, 0.25% per annum on the difference between Sub-Limit A and the average aggregate principal amount of all outstanding Loans during the preceding calendar month (or partial monthly period, as applicable), (b) on the first Interest Payment Date on which the aggregate principal amount of all outstanding Loans exceeds Sub-Limit A but does not exceed Sub-Limit B (and for all Interest Payment Dates thereafter until the aggregate principal amount of all outstanding Loans first exceeds Sub-Limit B), 0.25% per annum on the difference between (i) the lesser of (A) the Maximum Amount and (B) Sub-Limit B and (ii) the average aggregate principal amount of all outstanding Loans during the preceding calendar month (or partial monthly period, as applicable) or (c) on the first Interest Payment Date on which the Maximum Amount exceeds Sub-Limit B and for all Interest Payment Dates thereafter, 0.25% per annum on the difference between the Maximum Amount and the average aggregate principal amount of all outstanding Loans during the preceding calendar month (or partial monthly period, as applicable). All Unused Fees shall be payable in arrears and computed on the basis of the actual number of days elapsed in a year of 360 days. The Unused Fee due to the Lenders shall commence to accrue on the date of this Agreement and shall cease to accrue on the date on which the Commitments of the Lenders shall expire or be terminated as provided herein. The Unused Fees shall be paid, in immediately available funds, to the Administrative Agent for the account of each Lender. Once paid, no Unused Fee shall be refundable absent manifest error.

SECTION 2.06. Interest on Loans. Except as otherwise provided herein, each Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the outstanding principal amount thereof, for each day from and including the Closing Date to but excluding the date the principal amount thereof shall be paid in full at a rate per annum equal to LIBOR for such day plus the LIBOR Margin.

(b) Interest on each Loan shall be payable on each Interest Payment Date except as otherwise provided in this Agreement.

SECTION 2.07. Repayment.

(a) Mandatory Repayment. If on any date the aggregate Credit Exposure of the Lenders exceeds the lesser of (A) the Borrowing Base and (B) the Maximum Amount, the Company shall immediately prepay the Loans in an amount sufficient to eliminate such excess.

(b) Optional Repayment. The Company may at its option pay the Loans, in whole or in part, at any time and from time to time, provided that the Administrative Agent shall have received from the Company notice of any such payment prior to 2:00 P.M., New York City time, one Business Day prior to the date of the proposed payment specifying the date and the amount of payment. Partial payments hereunder shall be in an aggregate principal amount of the lesser of (x) a minimum of $100,000 and in an integral multiple of $10,000 and (y) the outstanding balance of the Loans. Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid, shall be irrevocable and shall commit the Company to prepay the Loans by the amount stated therein on the date stated therein. All prepayments under this Section 2.07 shall be without premium or penalty.

(c) Voluntary Reduction or Termination of Commitment. The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Commitments to an amount not less than the greater of (i) aggregate Credit Exposure of all of the Lenders and (ii) Sub-Limit A. Any such reduction shall be in an amount not less than $10,000,000 or a higher integral multiple of $1,000,000 thereof.

(d) Accrued Interest. All prepayments under this Section 2.07 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.08. Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Unused Fees and each reduction of the Commitments shall be allocated pro rata among the Lenders by the Administrative Agent, in accordance with each Lender’s respective Commitment (or, if such Commitment shall have expired or been terminated, in accordance with the respective principal amounts of each Lender’s outstanding Loans).

ARTICLE III

GENERAL PROVISIONS CONCERNING THE LOANS

SECTION 3.01. Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Company exclusively for working capital and general corporate needs. No portion of the proceeds of any Borrowing under this Agreement shall be used by the Company in any manner that might cause the Borrowing or the application of such proceeds to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, in each case as in effect on the Closing Date and on the date of such use of proceeds.

SECTION 3.02. Default Interest. Notwithstanding anything to the contrary contained in Section 2.06, upon the occurrence and during the continuation of any Event of Default under Section 7.01(a) (or upon notice from the Administrative Agent with respect to any other Events of Default provided in Section 7.01), the outstanding principal amount of the Loans shall bear interest at a rate per annum which is equal to two percent above the rate which would otherwise be applicable to the Loans pursuant to Section 2.06, from the date of such nonpayment until paid in full (after as well as before judgment), payable on demand.

SECTION 3.03. Computation of Interest and Fees.

(a) Calculations. Interest in respect of any LIBOR Loan shall be calculated on the basis of a 360 day year for the actual days elapsed. Interest in respect of any Loan that bears interest at the Prime Rate plus the Prime Rate Margin shall be calculated on the basis of a 365 day year for the actual days elapsed.

(b) Determination by Administrative Agent. Each determination of an interest rate or fee by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company in the absence of demonstrable error.

SECTION 3.04. Payments.

(a) Payments; Settlement. The Company shall make each payment of principal, interest, fees or otherwise hereunder and under the Notes, without setoff or counterclaim, not later than 2:00 P.M., New York City time, on the day when due in lawful money of the United States of America in immediately available funds to the Administrative Agent at the account of the Administrative Agent designated from time to time, and all funds received after such time shall be deemed received on the next Business Day; provided however that any payment made under Section 3.07 below shall be made by the Company directly to the Lender entitled thereto. The Administrative Agent shall promptly remit to each Lender its share of all principal payments received in collected funds by the Administrative Agent for the account of such Lender. On the first Business Day of each week or more frequently as the Administrative Agent may elect (each such day being a “Settlement Date”), the Administrative Agent will notify each Lender of the amount of such Lender’s actual share of the Loans as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual share of the Loans to equal such Lender’s pro rata share of the Loans as of any Settlement Date, such Lender will pay to the Administrative Agent, or the Administrative Agent will pay to such Lender (as applicable) the amount necessary in same day funds by wire transfer to the other’s account not later than 2:00 p.m. New York City time on the Business Day following the Settlement Date. On the first Business Day of each month (each, an “Interest Settlement Date”), the Administrative Agent will notify each Lender of the amount of such Lender’s applicable pro rata share of interest and fees on each Loan as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, the Administrative Agent will pay to such Lender, by wire transfer to such Lender’s account not later than 2:00 p.m. New York City time on the next Business Day following the Interest Settlement Date, such Lender’s applicable pro rata share of interest and fees, in each instance, received by the Administrative Agent for the immediately preceding month.

(b) Payments after Event of Default, etc. At any time after (i) the occurrence and during the continuance of an Event of Default and (ii) the delivery by the Administrative Agent of a notice of exclusive control pursuant to one or more Account Control Agreements, the Company and its directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for the Lenders, receive, as the property of Lenders, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of accounts constituting Collateral or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in accounts which are subject to an Account Control Agreement, or remit the same or cause the same to be remitted, in kind, to the Administrative Agent. In no event shall the same be commingled with the Company’s own funds. The Company agrees to reimburse the Administrative Agent and Lenders on demand for any amounts owed or paid to any bank party to an Account Control Agreement or any other bank or person involved in the transfer of funds to or from the related accounts arising out of the Administrative Agent’s or a Lender’s payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 3.04(b) shall survive the termination of this Agreement.

SECTION 3.05. Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

SECTION 3.06. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, then such Lender shall forthwith purchase from the other Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section or any other provision of this Agreement may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right to set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.

SECTION 3.07. Requirements of Law. Subject to the provisions of Section 3.09, which shall solely govern the matters covered thereby, in the event that, after the Closing Date, any law, regulation or directive or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

(a) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Loan made hereunder or change the basis of taxation of payments to any Lender of principal, commitment fee, interest or any other amount payable hereunder (except for withholding taxes and taxes on the overall net income of such Lender);

(b) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender which are not otherwise included in the determination of LIBOR at any time;

(c) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or other requirement against the LIBOR Loans; or

(d) does or shall impose on any Lender any other condition;

and the result of any of the foregoing is to increase the cost to any Lender of making, renewing or maintaining the LIBOR Loans or to reduce any amount receivable thereunder (which increase or reduction shall be determined by such Lender’s reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events) by any amount which such Lender reasonably deems material, then, in any such case, the Company shall pay to such Lender, within 10 days of its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable as determined by such Lender with respect to this Agreement. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall notify the Company of the event by reason of which it has become so entitled. A statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence submitted by the affected Lender to the Company shall be conclusive in the absence of manifest error. This covenant shall survive termination of this Agreement and payment of the Obligations.

SECTION 3.08. Illegality. Notwithstanding any other provisions herein, if (a) any requirement of law or any change therein or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain any Loans as LIBOR Loans as contemplated by this Agreement, or (b) any Lender shall have determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the LIBOR interbank market neither adequate nor reasonable means exist for ascertaining LIBOR, or (c) any Lender shall have determined (which determination shall be conclusive and binding on the Company) that the rate applicable hereunder with respect to LIBOR Loans will not adequately and fairly reflect the cost to such Lender of maintaining or funding such LIBOR Loans, then (i) the obligation of the Lenders to make or maintain LIBOR Loans shall forthwith be suspended and such Lender shall promptly notify the Company thereof (by telephone confirmed in writing), (ii) each Loan then outstanding, if any, shall, from and including the date that is 15 days after the Company’s receipt of notice from the Administrative Agent of the occurrence of any condition set forth in clauses (a), (b) or (c), or at such earlier date as may be required by law, until payment in full thereof, bear interest at the rate per annum equal to the Prime Rate plus the Prime Rate Margin and (iii) each request by the Company for a LIBOR Borrowing shall be deemed a request for a Prime Rate Borrowing at the Prime Rate plus the Prime Rate Margin. If subsequent to such suspension of the obligation of the Lenders to make or maintain LIBOR Loans it becomes lawful for each Lender to make or maintain LIBOR Loans, or the circumstances described in clause (b) or (c) above no longer exist, the Administrative Agent shall so notify the Company and the Lenders’ obligations to make LIBOR Loans shall be reinstated effective as of the date it becomes lawful for each Lender to make or maintain LIBOR Loans or the circumstances described in clause (b) or (c) above no longer exist. The Company hereby agrees to pay each Lender, within 10 days of its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section, including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder (such Lender’s notice of such costs to be conclusive absent manifest error).

SECTION 3.09. Taxes.

(a) Any and all payments by the Company hereunder or under any Loan Document shall be made, in accordance with Section 3.04, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties or other liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on (or measured by) its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the United States or by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof or in which its principal office is located or does business, (ii) in the case of each Lender, any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (i)

above, and (iii) in the case of each Lender, taxes imposed on (or measured by) its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction of such Lender’s lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or any Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.09) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Company will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.09), in each case paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 15 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. Each Lender and the Administrative Agent will reasonably cooperate in good faith with the Company to provide such forms or representations as may establish an exemption or reduction in rate of any such Taxes or Other Taxes.

(d) Within 30 days after the date of any payment of Taxes, the Company will furnish to the Administrative Agent, at its address referred on the signatures pages attached hereto, the original or a certified copy of a receipt evidencing payment thereof.

(e) Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender originally party hereto and on the date of the assignment pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall (i) if such Lender is organized under the laws of a jurisdiction outside the United States, provide the Company with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, claiming a complete exemption from, or reduction in the rate of, United States withholding tax with respect to any payments to such Lender of interest payable under this Agreement, or (ii) if such Lender is organized under the laws of the United States and such Lender is not taxed as a corporation for United States federal Income tax purposes, provide the Company with Internal Revenue Service Form W-9 or applicable successor form. Each Lender shall promptly notify the Company if it determines that, due to an occurrence of any event (other than a change in law) after the date such Lender became a Lender hereunder, it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the United States taxing authorities for such purpose).

(f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form described in Section 3.09(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.09(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall, at the expense of such Lender, take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.09, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.09 with respect to the Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant taxation authority or other authority attributable to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant taxation authority or other authority, the Company, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to the Company that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant taxation authority or other authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed 10 days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such taxation authority or other authority. Nothing contained in this Section 3.09(g) shall require the Administrative Agent or any Lender (or assignee) to make available its tax returns or any other information which it deems confidential to the Company or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to the Company the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Taxes or Other Taxes had never been paid.

(h) The agreements and obligations of the Company contained in this Section 3.09 shall survive termination of this Agreement and payment of the Obligations.

SECTION 3.10. Mitigation; Replacement of Lenders.

(a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 3.07 or 3.09 or (ii) the occurrence of any circumstances described in Section 3.08. If any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation would not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If (i) the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 3.07 or 3.09, or any Lender gives notice of the occurrence of any circumstances described in Section 3.08, (ii) any Lender (other than the Lender acting as the Administrative Agent) does not consent to any matter requiring its consent under Section 9.01 when the Majority Lenders have otherwise consented to such matter or (iii) any Lender defaults in its obligation to make Loans under Section 2.01, then the Company may within 90 days thereafter designate another bank which is acceptable to the Administrative Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption, such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01. Conditions Precedent to Closing. The obligation of each Lender to make the first Loan on or after the Closing Date under this Agreement is subject to the conditions precedent that:

(a) Documents. The Administrative Agent shall have received on or before the Closing Date the following documents, agreements and certificates (together with all exhibits and schedules thereto), each duly executed and in form and substance satisfactory to the Administrative Agent and each Lender:

(i) this Agreement;

(ii) a Note issued by the Company to the order of each Lender requesting a Note;

(iii) copies of the certificate of incorporation of the Company, certified as of a recent date by the Secretary of State of its respective state of incorporation;

(iv) copies of the bylaws of the Company certified by its Secretary (or any Assistant Secretary);

(v) copies of resolutions of the Board of Directors of the Company in form and substance satisfactory to the Administrative Agent, approving the Loan Documents, and the Borrowings hereunder;

(vi) executed copies of each other Loan Document (other than any Account Control Agreement which is described in the post closing agreement referenced in clause (xix) below);

(vii) incumbency certificates executed by the Secretary (or any Assistant Secretary) of the Company, certifying the names and signatures of the officers of the Company, authorized to sign the Loan Documents and the other documents to be delivered hereunder and certifying that the documents listed in (iii) through (v) above are true and accurate copies;

(viii) an officer’s certificate of the Company certifying that each of the conditions of this Section 4.01 have been satisfied as of the Closing Date;

(ix) an opinion of counsel to the Company covering such matters as the Administrative Agent and each Lender may reasonably request;

(x) perfection certificates with respect to the Company dated as of the Closing Date, setting forth specific information with respect to the Company and the Collateral, executed by the chief executive officer, president or a Financial Officer of the Company;

(xi) current proof of insurance of the Company reasonably satisfactory to the Administrative Agent with an indication of loss payee and additional insured endorsements in favor of the Administrative Agent, such proof of insurance to be indicated pursuant to one or more certificates on (A) an ACORD 27 form (3/93) for property-related insurance coverages and (B) a modified version of an ACORD 25 form (2001/08), in each instance permitting reliance by the Administrative Agent and requiring cancellation notification;

(xii) all promissory notes pledged under the Security Agreement, as well as allonges thereto or other appropriate transfer certificates endorsed in blank;

(xiii) a certificate of status with respect to the Company and each domestic Subsidiary thereof, each dated within ten days of the Closing Date, each such certificate to be issued by the appropriate officer of the jurisdiction of organization of the related entity, which certificate shall indicate that such entity is in good standing in such jurisdiction;

(xiv) certificates of status with respect to the Company, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such entity) in which its failure to be duly qualified or licensed would have a Material Adverse Effect, which certificates shall indicate that such entity is in good standing in such jurisdictions;

(xv) Collateral Access Agreements with respect to the warehouses owned by Solectron USA, Inc. and ACT Logistics & Electronics, L.P. and the leased real property of the Company with respect to the office located at 2160 and 2190 Gold Street, Alviso, California; the Administrative Agent may establish a reserve against the Borrowing Base for any such leased real property with respect to which the Administrative Agent has not received a Collateral Access Agreement;

(xvi) the financial statements described in Section 5.07 hereof;

(xvii) the results of searches of the intellectual property records of the applicable United States patent, trademark and copyright records with respect to the patents, trademarks and copyrights of the Company and its Subsidiaries accompanied by evidence satisfactory to the Administrative Agent that any Liens or assignments identified in any such records have been released or terminated;

(xviii) a certificate as to the Solvency of the Company, both individually and together with its Consolidated Subsidiaries dated as of the Closing Date; and

(xix) a post closing agreement dated as of the Closing Date between the Company and the Administrative Agent with respect to certain post closing deliveries of the Company.

(b) Representations and Warranties. The representations and warranties of the Company contained in Article V of this Agreement and in each of the Loan Documents shall be true and correct on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date.

(c) No Event of Default. No event or condition shall have occurred and be continuing which constitutes an Event of Default or Potential Event of Default and no Event of Default or Potential Event of Default shall occur as a result of the Company’s execution of the Loan Documents and the transactions contemplated thereby.

(d) Security. The Company shall have delivered to the Administrative Agent (i) UCC-1 financing statements in appropriate form for filing in all jurisdictions as may be necessary or, in the Administrative Agent’s opinion, desirable to effectively perfect the security interests granted under the Security Agreement, (ii) evidence satisfactory to the Administrative Agent that all other filings, recordings and other actions the Administrative Agent deems necessary or advisable to establish, preserve and perfect the liens granted to the Administrative Agent for the benefit of the Lenders shall have been made or obtained and (iii) the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the domestic TiVo Parties in the states (or other jurisdictions) in which the domestic TiVo Parties are located and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to this section, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statements (or similar document) would be permitted under Section 6.02(b) or have been released.

(e) Payment of Expenses. The Company shall have paid the Administrative Agent all expenses of the Administrative Agent payable as of the Closing Date under the Loan Documents.

(f) Other Actions. All corporate proceedings and all instruments and documents in connection with the Transaction shall be reasonably satisfactory in content, form and substance to the Administrative Agent and its counsel, and the Administrative Agent and the Administrative Agent’s counsel shall have received any and all further information and documents which the Administrative Agent or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

SECTION 4.02. Conditions Precedent to Borrowings. The obligations of each Lender to make Loans hereunder are subject to the satisfaction of the following conditions on the date of each Borrowing (a “Funding Date”):

(a) The Administrative Agent and the Lenders shall have received notice of such Borrowing as required by Section 2.03.

(b) The representations and warranties of the Company set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of such Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Each TiVo Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Borrowing, no Potential Event of Default or Event of Default shall have occurred and be continuing.

(d) After giving effect to such Borrowing on such Funding Date, the Company shall be in compliance with the financial covenants set forth in Section 6.03(a) and Section 6.03(b) hereof, as determined on a pro forma basis as of the last day of the most recent fiscal month of the Company for which financial statements are available.

Each Borrowing shall be deemed to constitute a representation and warranty by the Company on the date of such Borrowing as to the matters specified in subsections (b), (c) and (d) of this Section 4.02.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and to each Lender that, except as otherwise disclosed on the Disclosure Schedules:

SECTION 5.01. Organization and Good Standing. Each TiVo Party (a) is a corporation or limited liability company, as applicable duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, (b) is duly qualified and in good standing as a foreign corporation or limited liability company, as applicable in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (c) has all requisite corporate (or limited liability company, as applicable) power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Each state and jurisdiction in which any TiVo Party is as of the Closing Date organized or qualified to conduct business under applicable law is listed on Schedule 5.01. Each outstanding Equity Interest in each TiVo Party has been validly issued, is fully paid and non-assessable and, other than with respect to the Company, is owned by the Persons listed on Schedule 5.01 in the amounts specified on Schedule 5.01.

SECTION 5.02. Subsidiaries. Set forth on Schedule 5.02 hereto is a complete and accurate list showing as of the Closing Date all Subsidiaries of each TiVo Party, showing as of the Closing Date (as to each such Subsidiary) the jurisdiction of its organization, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such TiVo Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the Closing Date. Except as set forth on Schedule 5.02 (a) all of the outstanding Equity Interests in each TiVo Party’s Subsidiaries has been validly issued, are fully paid and non-assessable; and (b) as of the Closing Date, such Equity Interests are owned by such TiVo Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

SECTION 5.03. Authorization. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate (or limited liability company, as applicable) powers, have been duly authorized by all necessary corporate (or limited liability company, as applicable) action, and do not (a) contravene such Loan Party’s charter or bylaws (or certificate of formation or limited liability company agreement, as applicable), (b) violate any material provision of any law, rule, regulation (including, without limitation, Regulations T, U, and X), or any material order, writ, judgment, injunction, decree, determination or award, (c) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, material lease or other material instrument binding on or affecting such Loan Party or any of its property or (d) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any property of such Loan Party. No Loan Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, which violation could reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Consents. No authorization or approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (a) the due execution, delivery, recordation, filing or performance by each Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transaction, (b) the grant by the Loan Parties of the Liens granted pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of any Collateral pursuant to the Collateral Documents.

SECTION 5.05. Due Execution and Delivery. This Agreement has been, and each other Loan Document to which a Loan Party is a party when delivered hereunder will have been, duly executed and delivered by such Loan Party. This Agreement is, and each other Loan Document to which a Loan Party is a party when delivered hereunder will be, the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 5.06. Litigation. Except as disclosed in Part A of Schedule 5.06, there is no action, suit, investigation, litigation or proceeding to which the Company or any other TiVo Party is a party (including any Environmental Action), pending or, to the knowledge of the Company, threatened against any TiVo Party before any court, governmental agency or arbitrator that (a) could reasonably be expected to have a Material Adverse Effect or result in a Material Adverse Change or (b) purports to affect the legality, validity or enforceability of any Loan Document. A listing of each other action, suit, investigation, litigation and proceeding affecting the Company or any other TiVo Party as of the Closing Date (including any Environmental Action but excluding any suits or proceedings by Customers against the Company unless pursuant to a class action), pending, or to the knowledge of the Company threatened before any court, governmental agency or arbitrator is set forth in Part B of Schedule 5.06 hereto, together with a brief summary thereof and a statement of the relief sought (including the amount of damages sought, if applicable).

SECTION 5.07. Financial Statements.

(a) The Consolidated balance sheet of the Company and its Subsidiaries as at January 31, 2006, and the related Consolidated statement of income and statement of cash flows of the Company and its Subsidiaries for the fiscal year then ended, duly certified by the chief financial officer of the Company and accompanied by an unqualified opinion of KPMG LLP, independent public accountants, copies of which have been furnished to the Administrative Agent, fairly present the financial condition of the Company and its Subsidiaries as at such date and the results of operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP, and since January 31, 2006, there has been no Material Adverse Change.

(b) The Consolidated balance sheet of the Company and its Subsidiaries as at October 31, 2006, and the related Consolidated unaudited statements of income and cash flows of the Company and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Company, copies of which have been furnished to the Administrative Agent, fairly present the financial condition of the Company and its Subsidiaries as at such date and the results of operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP (subject to customary and immaterial year-end adjustments).

(c) All written projections furnished to the Administrative Agent or any Lender by or on behalf of the Company have been prepared with a reasonable basis and in good faith, making use of such information as was available at the date such projection was made.

SECTION 5.08. Information. No information, exhibit or report furnished by or on behalf of the Company or any other TiVo Party to the Administrative Agent or any Lender in connection with the Transaction or the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

SECTION 5.09. Margin Stock. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of a Borrowing will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

SECTION 5.10. Investment Company Act. The Company is not an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

SECTION 5.11. Restrictions. Neither the Company nor any other TiVo Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, other governing document or corporate restriction that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.12. Security Interest. All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Administrative Agent a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (subject to Permitted Liens in the Collateral, other than Collateral consisting of pledged Equity Interests), securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Company and the other Loan Parties are the legal and beneficial owners of their respective Collateral free and clear of any Liens, except for the liens and security interests created or permitted under the Loan Documents.

SECTION 5.13. Solvency. Immediately after giving effect to the Transaction and each Borrowing hereunder, the Company, both individually and together with its Consolidated Subsidiaries, is Solvent.

SECTION 5.14. ERISA.

(a) Set forth on Schedule 5.14(a) hereto is a complete and accurate list, as of the Closing Date, of all Plans, Multiemployer Plans and Welfare Plans. As of the Closing Date, the Company has no ERISA Affiliates.

(b) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which, individually or in the aggregate could reasonably be expected to result in liabilities to the TiVo Parties in excess of $2,000,000 in the aggregate. The Company and each other TiVo Party is in compliance in all material respects with all applicable provisions of ERISA.

SECTION 5.15. Environmental.

(a) To the Company’s knowledge, the operations and properties of the Company and each other TiVo Party comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could (i) form the basis of an Environmental Action against the Company or any other TiVo Party or any of their respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(b) To the Company’s knowledge, none of the properties currently or formerly owned or operated by the Company or any other TiVo Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; to the Company’s knowledge, there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Company or any other TiVo Party or, to its knowledge, on any property formerly owned or operated by the Company or any other TiVo Party; to the Company’s knowledge, there is no asbestos or asbestos-containing material on any property currently owned or operated by the Company or any other TiVo Party; to the Company’s knowledge, and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Company or any other TiVo Party.

(c) Neither the Company nor any other TiVo Party is undertaking, and has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and, to the Company’s knowledge, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Company or any other TiVo Party have been disposed of in a manner not reasonably expected to result in material liability to the Company or such TiVo Party.

SECTION 5.16. Taxes. Except as set forth on Schedule 5.16, the Company and each other TiVo Party have timely filed all federal and all other material required tax returns and reports or have properly and timely filed for extensions of the time for the filing thereof. Except as set forth on Schedule 5.16, the Company has no knowledge of any deficiency, penalty or additional assessment due in connection with any taxes payable by the Company or any other

TiVo Party. All material taxes (federal, state, and local) imposed upon the Company or any other TiVo Party or any of its respective properties, operations or income have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof, except for those taxes (a) set forth on Schedule 5.16 or (b) being contested in good faith by appropriate proceedings diligently prosecuted and with adequate reserves reflected on the financial statements to the extent required by, and in accordance with, GAAP.

SECTION 5.17. Debt. Set forth on Schedule 5.17 hereto is a complete and accurate list of all Debt of the Company and the other TiVo Parties outstanding as of the Closing Date (other than Debt incurred pursuant to the Loan Documents), showing as of the Closing Date the obligor and the principal amount outstanding thereunder.

SECTION 5.18. Liens. Set forth on Schedule 5.18 hereto is a complete and accurate list of all Liens on the property or assets of the Company and the other TiVo Parties (other than Liens created pursuant to the Collateral Documents) as of the Closing Date, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the Company and the other TiVo Parties subject thereto.

SECTION 5.19. Real Property. There is no real property owned by the Company or any other TiVo Party as of the Closing Date.

SECTION 5.20. Leases. Set forth on Schedule 5.20 hereto is a complete and accurate list of all leases of real property under which the Company or any other TiVo Party is the lessee as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each lease to which the Company or any other TiVo Party is the lessee is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

SECTION 5.21. Investments. Set forth on Schedule 5.21 hereto is a complete and accurate list of all Investments held by the Company and the other TiVo Parties on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

SECTION 5.22. Intellectual Property. Set forth on Schedule 5.22 hereto is a complete and accurate list, as of the Closing Date, of all patents, trademarks, tradenames, service marks and registered copyrights, and all applications therefor and exclusive licenses thereof (but only to the extent any TiVo Party is a licensee and such licenses are material to the business of the TiVo Parties), of the TiVo Parties, showing as of the Closing Date the jurisdiction in which registered, the registration number or application number as applicable, the date of registration or application as applicable, the expiration date, if applicable and an indication of whether such patent or copyright is exclusively or jointly owned. Each TiVo Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights and licenses that are necessary to the conduct of its core business as currently conducted.

SECTION 5.23. Material Contracts. Set forth on Schedule 5.23 hereto is a complete and accurate list of all Material Contracts of the Company and the other TiVo Parties, as of the Closing Date. Each Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified except as disclosed in writing to the Administrative Agent, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and, to the Company’s knowledge, there exists no default of any material provision under any Material Contract by any party thereto.

SECTION 5.24. Deposit and Securities Accounts. Schedule 5.24 sets forth the name and location of each institution maintaining any deposit account, securities account or both of the Company or any other TiVo Party and the account number, name and balance for each such deposit account and securities account as of the end of the month immediately preceding the Closing Date.

SECTION 5.25. OFAC. No TiVo Party (a) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, and is otherwise associated with any such Person in any manner violative of Section 2, and (c) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 5.26. Patriot Act. The Company and each other TiVo Party are in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the Borrowings will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.27. Eligible Commitment Contracts. The Eligible Commitment Contracts are bona fide existing Contracts generated in the ordinary course of the Company’s business that represent bona fide payment obligations of the related Customers. As to the Contracts that are identified by the Company as Eligible Commitment Contracts in a Borrowing Base Certificate submitted to the Administrative Agent, such Contracts are Eligible Commitment Contracts and are otherwise not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Commitment Contracts.

SECTION 5.28. Eligible Non-Commitment Contracts. The Eligible Non-Commitment Contracts are bona fide existing Contracts generated in the ordinary course of the Company’s business that represent bona fide payment obligations of the related Customers. As to the Contracts that are identified by the Company as Eligible Non-Commitment Contracts in a Borrowing Base Certificate submitted to the Administrative Agent, such Contracts are Eligible Non-Commitment Contracts and are otherwise not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Non-Commitment Contracts.

SECTION 5.29. Permits, Etc. Each TiVo Party has, and is in compliance with, all permits, licenses, franchises, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate its business except for such permits, licenses, franchises, authorizations, approvals, entitlements and accreditations the absence of which could not reasonably be expected to result in a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, franchises, authorization, approval, entitlement or accreditation, and to the Company’s knowledge, there is no claim that any thereof is not in full force and effect.

SECTION 5.30. Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against any TiVo Party before any governmental authority and no grievance or arbitration proceeding pending or, to the Company’s knowledge, threatened against any TiVo Party which arises out of or under any collective bargaining agreement that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of the Company, threatened against any TiVo Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect and (c) no union representation question existing with respect to the employees of any TiVo Party and, to the Company’s knowledge, no union organizing activity taking place with respect to any of the employees of any of them that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Neither any TiVo Party nor any ERISA Affiliate of any TiVo Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each TiVo Party have not been in material violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any TiVo Party on account of workers compensation, wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such TiVo Party.

SECTION 5.31. Customer and Trade Relations. There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of the agreement listed as item 32 on Schedule 5.23, or the agreement listed as item 33 on Schedule 5.23 that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.32. Contracts. No person has any right to acquire any TiVo Party’s customer contracts and related accounts other than a TiVo Party’s creditors who have a Lien thereon. No TiVo Party has sold or otherwise made its customer lists available in violation of the Company’s privacy policy.

SECTION 5.33. TiVo Brands LLC and TiVo International, Inc. TiVo Brands LLC holds no assets other than trademarks, tradenames and service marks relating to the TiVo Parties and conducts no business other than the licensing of such trademarks, tradenames and service marks. TiVo International, Inc. holds no assets other than non-U.S. intellectual property (excluding trademarks, tradenames and service marks) and conducts no business other than the licensing of such intellectual property (excluding trademarks, tradenames and service marks).

ARTICLE VI

COVENANTS

SECTION 6.01. Affirmative Covenants. So long as any Obligations shall remain outstanding, the Company shall, unless the Majority Lenders shall otherwise consent in writing:

(a)	Financial Information. Furnish to the Administrative Agent:

(i) as soon as available and in any event within 100 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a statement of cash flows of the Company and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion reasonably acceptable to the Administrative Agent of KPMG LLP or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent (it being understood that any of the “Big 4” accounting firms will be acceptable to the Administrative Agent), together with (A) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 6.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 6.03, a statement of reconciliation conforming such financial statements to GAAP, and (B) a certificate of a Financial Officer of the Company stating that no Potential Event of Default or Event of Default has occurred and is continuing or, if a Potential Event of Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Company has taken and proposes to take with respect thereto;

(ii) as soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a statement of cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a statement of income and a statement of cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to customary and immaterial year-end adjustments) by a Financial Officer of the Company as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Potential Event of Default or Event of Default has occurred and is continuing or, if a Potential Event of Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Company has taken and proposes to take with respect thereto, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 6.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) [Reserved]

(iv) as soon as available and in any event no later than March 31st of each Fiscal Year until the Obligations are no longer outstanding, forecasts prepared by management of the Company, in form satisfactory to the Administrative Agent, of Consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries on a monthly basis for the remainder of such Fiscal Year; and

(v) (A) within 10 days after the end of each month, a Borrowing Base Certificate dated as of the end of the most recently ended month and executed by a Financial Officer of the Company evidencing the calculation of the Borrowing Base and (B) within 30 days after the end of each month, a Compliance Certificate with a schedule in form satisfactory to the Administrative Agent of the computations used by the Company in determining compliance with the covenants contained in Section 6.03 (with the financial covenant set forth in Section 6.03(b) to be measured as of the beginning and end of each period set forth in such Section 6.03(b) and, with respect to any such period with a duration of greater than one month, as of the end of each calendar month which falls within such period); provided, that at any time that an Event of Default exists, the Administrative Agent may require the Company to deliver Borrowing Base Certificates more frequently.

(b) Notices and Information. Deliver to the Administrative Agent promptly upon any officer of the Company obtaining knowledge of any condition or event which constitutes an Event of Default or Potential Event of Default, an officers’ certificate specifying the nature and period of existence of such condition or event and what action the Company has taken, is taking and proposes to take with respect thereto.

(c) Litigation. Promptly after the commencement thereof, furnish to the Administrative Agent notice of all material actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any other TiVo Party of the type described in Section 5.06.

(d) Changes to Form Contract, Subscription Programs. (i) Promptly after making any changes to material economic provisions contained in the Company’s form of customer agreement applicable to existing and future Eligible Commitment Contracts and Eligible Non-Commitment Contracts existing as of the Closing Date and as provided as Exhibit D hereto, furnish to the Administrative Agent a copy of such revised customer agreement together with a description of such changes (any such changes to be in form and substance reasonably satisfactory to the Administrative Agent) and (ii) promptly after making any material commercial changes or additions to the TiVo Service subscription programs offered to Customers, furnish to the Administrative Agent a summary of such changes and/or new subscription programs.

(e) Other Information; Communication With Accountants. Furnish to the Administrative Agent such other material information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and the other TiVo Parties as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request. The Company agrees that its independent certified public accountants are authorized to communicate with the Administrative Agent and to release to the Administrative Agent whatever financial information concerning the TiVo Parties that the Administrative Agent reasonably may request; provided that (i) the Company shall have the right to be present in respect of any such communications, (ii) the Company shall have the right to receive from such accountants copies of all information provided to the Administrative Agent (but the Administrative Agent shall have no obligation to provide such information to the Company) and (iii) the Administrative Agent hereby acknowledges and agrees that any such information shall be subject to the confidentiality provisions set forth in Section 9.16 hereof.

(f) Corporate Existence, Etc. At all times preserve and keep in full force and effect and cause each other TiVo Party to so preserve and keep in full force and effect its corporate (or limited liability company, as applicable) existence, rights, franchises and licenses material to its business.

(g) Compliance with Laws. Comply, and cause each other TiVo Party to comply, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority the failure to comply with which could reasonably be expected to have a Material Adverse Effect. Comply with, and perform, and cause each other TiVo Party to comply with and perform, such acts as may be required by, all applicable laws (including all laws relating to dealings with public officials, anti-money laundering, anti-fraud, consumer credit protection and foreign exchange regulations) in connection with the servicing and management of the Collateral and performance by the Company and the other Loan Parties under the Loan Documents. Maintain an effective system of audits and controls adequate to ensure that each TiVo Party and its agents, representatives, employees and other staff are trained to perform their respective obligations, meet the requirements of such TiVo Party set forth in the Loan Documents or pursuant to applicable laws, and comply with applicable laws. Obtain and maintain such licenses, permits, and other governmental approvals or qualifications reasonably required to enable each TiVo Party to perform its obligations under the Loan Documents. The Company shall maintain a file of such documentation as may be required under applicable laws and shall make such file available to the Administrative Agent for inspection upon the Administrative Agent’s reasonable request as part of any inspection permitted by Section 6.01(h) below.

(h) Inspection. Permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of the Company and the other TiVo Parties, including its financial and accounting records, and, if an Event of Default has occurred and is continuing, to make copies and take extracts therefrom, and without regard to whether an Event of Default has occurred and is continuing to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours (or, following the occurrence and during the continuance of a Potential Event of Default or an Event of Default, at any time) and no more than three times every 12 months (which number shall be reduced to two at any time that the Company shall have Consolidated Net Income Before Taxes of greater than $0 for the most recently ended period of four fiscal quarters for which financial statements are available); provided, that following the occurrence and during the continuation of a Potential Event of Default or an Event of Default there shall be no limit to the number of such inspections.

(i) Payment of Taxes, Etc. Pay and discharge and cause each other TiVo Party to pay and discharge before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any other TiVo Party shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(j) Maintenance of Insurance. At the Company’s expense, maintain insurance respecting the property and assets of the TiVo Parties wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses and owning properties in the same general areas that the TiVo Parties operate. Maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be either (i) in such amounts and with such insurance companies consistent with the Company’s past practice or (ii) otherwise reasonably satisfactory to the Administrative Agent. The Company shall deliver copies of all such policies to the Administrative Agent (which shall be treated as confidential information in accordance with Section 9.16 hereof) and, other than with respect to the business interruption insurance policy, a satisfactory lender’s loss payable endorsement naming the Administrative Agent as payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever. The Company covenants and agrees that any proceeds of business interruption insurance received by the Company shall be applied by the Company to restore its normal business operations and in any event in compliance with the relevant business interruption insurance policy.

(k) Keeping of Books. Keep and cause each other TiVo Party to keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and the other TiVo Parties in accordance with GAAP.

(l) Maintenance of Properties, Etc. Maintain and preserve and cause each other TiVo Party to maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(m) Transactions with Affiliates. Conduct and cause each other TiVo Party to conduct all transactions otherwise permitted under the Loan Documents with any of its

Affiliates on terms that are fair and reasonable and no less favorable to the Company or such TiVo Party than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate.

(n) Additional Collateral. Execute, deliver and record (or, as appropriate, cause the execution, delivery and recordation) at any time upon Administrative Agent’s reasonable request and in form and substance reasonably satisfactory to Administrative Agent, any of the following instruments in favor of Administrative Agent as additional Collateral hereunder: (i) mortgages, deeds of trust, security interests and/or collateral assignments on or of any real or personal property owned, leased or licensed by it or any other Loan Party, and (ii) certificates of title encumbrances against any of its or any other Loan Party’s titled vehicles, and (iii) any other like collateral assignments or agreements specifically covering any of its or any other Loan Party’s property (including assignments of intellectual property (including, without limitation foreign intellectual property), Account Control Agreements and Collateral Access Agreements), and (iv) any financing or continuation statements reasonably requested by Administrative Agent; provided, that TiVo Brands LLC and TiVo International, Inc. shall not be required to execute any such security documents or assign any such intellectual property unless required pursuant to Section 6.01(q) hereof.

(o) Further Assurances. (i) Promptly upon request by Administrative Agent, or any Lender through the Administrative Agent, correct and cause each other Loan Party to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by Administrative Agent or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time (and cause the other Loan Parties to do the same) in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject the Company’s or any other Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent the rights granted or now or hereafter intended to be granted to the Administrative Agent under any Loan Document or under any other instrument executed in connection with any Loan Document to which Company or any other Loan Party is a party.

(p) Performance of Material Contracts. (i) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (ii) maintain each such Material Contract in full force and effect, (iii) enforce each such Material Contract in accordance with its terms, (iv) after the occurrence and during the continuance of an Event of

Default under Section 7.01(a) or (f) hereof, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Company shall be entitled to make under such Material Contract (and cause the other TiVo Parties to so perform, observe, maintain, enforce and take such actions, as applicable), except, in the case of clauses (i)-(iii), where the failure to do so, either individually or in the aggregate, could not have a Material Adverse Effect.

(q) Additional Security. (i) Upon the formation or acquisition of any Subsidiary by the Company or any other TiVo Party otherwise permitted by the Loan Documents, (ii) at any time that the provisions contained in the agreements listed as items 24, 25 and 44 described on Schedule 5.23 hereof or any similar agreement permitted hereunder (together, the “Restrictive Agreements”) that restrict any Subsidiary of the Company from pledging any of its assets or guaranteeing any obligations of the Company shall have been eliminated or otherwise become inapplicable and (iii) with respect to any Foreign Subsidiary, at any time that there are no Adverse Tax Consequences (as defined below), (A) cause such Subsidiary to guarantee the obligations of the Company pursuant to a guaranty in form and substance satisfactory to the Administrative Agent and pledge security interests in (in form and substance acceptable to the Administrative Agent) all of its property and assets including intellectual property (to the extent not restricted from being so pledged pursuant to any Restrictive Agreement) to the Administrative Agent as security for such guarantee, and (B) pledge security interests in favor of the Administrative Agent as additional Collateral hereunder in all Equity Interests of any such Subsidiary (or if such pledge would result in Adverse Tax Consequences, such lesser percentage in which a security interest may be granted without resulting in Adverse Tax Consequences, it being understood that on the date hereof, such percentage is 65% with respect to the Company’s Foreign Subsidiaries). Notwithstanding the foregoing, even if the Company is not then currently subject to any Restrictive Agreements, if the Company determines in the exercise of its reasonable business judgment that it is in the best interests of the Company in connection with the use and marketing of its trademarks and foreign intellectual property to cause any such Subsidiary to continue to hold such assets in a bankruptcy remote special purpose entity that is restricted from pledging any of such assets or guaranteeing any obligations of the Company, so long as no Event of Default or Potential Event of Default has occurred and is continuing, the Company shall not be required to comply with the requirements set forth in clause (A) of this Section 6.01(q). For purposes of this section, “Adverse Tax Consequences” means adverse tax consequences to the Company under Section 956 (or a successor provision) of the Internal Revenue Code.

(r) Within 30 days after the end of each Fiscal Quarter of the Company, the Company shall provide the information set forth on Exhibit E hereto with respect Persons which became new Customers of the Company in such Fiscal Quarter.

(s) (i) promptly and in any event (A) within 30 days after the Company or any ERISA Affiliate thereof knows or has reason to know that any ERISA Event with respect to any Plan has occurred, or (B) within 30 days after the Company or any ERISA Affiliate thereof knows or has reason to know that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof with respect to a Plan, (ii) promptly and in any event within seven days after receipt thereof by the Company or any ERISA Affiliate thereof from the PBGC, copies of each notice received by the Company or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (iii) promptly and in any event within 30 days after the Company or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof has not been made when due with respect to a Plan, (iv) promptly and in any event within seven days after receipt thereof by the Company or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Company or any ERISA Affiliate thereof concerning the imposition or amount of material withdrawal liability under Section 4202 of ERISA or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof, and (v) promptly and in any event within ten days after the Company or any ERISA Affiliate thereof send notice of a plant closing or mass layoff (as defined in the Worker Adjustment and Retraining Notification Act) to employees, copies of each such notice sent by the Company or any ERISA Affiliate thereof.

(t) Environmental. (i) Comply and cause each other TiVo Party to comply, in all material respects, with Environmental Laws, the failure of which to comply could reasonably be expected to have a Material Adverse Effect, and provide to the Administrative Agent documentation of such compliance which the Administrative Agent reasonably requests, (ii) promptly notify the Administrative Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned, leased or operated by any TiVo Party and take any remedial actions required to abate said release that are required pursuant to applicable Environmental Law and (iii) promptly provide the Administrative Agent with written notice within ten days of the receipt of any of the following: (A) notice that an environmental lien has been filed against any of the real or personal property of any TiVo Party or (B) commencement of any environmental action or notice that an environmental action will be filed against any TiVo Party, and (C) notice of a violation, citation, or other administrative order which reasonably could be expected to have in a Material Adverse Effect.

(u) Disaster Back-Up. The Company shall maintain back-up data processing equipment or contracts with competent service providers sufficient to reasonably assure that operations will not be materially disrupted as a result of computer hardware or software failures.

SECTION 6.02. Negative Covenants. So long as any Obligations shall remain outstanding, the Company shall not nor shall it permit any other TiVo Party to, without the written consent of the Majority Lenders:

(a) Amendments of Organizational Documents; Rights Plan. Make any amendment to its organizational documents, certificates of designation or the Rights Plan or take any action in respect of any Preferred Interests that does or could reasonably be expected to adversely affect the Lenders or the Administrative Agent, it being understood that any amendment to its organizational documents, certificates of designation or the Rights Plan or the taking of any such other action which has the effect of increasing the frequency or aggregate amount of any dividend or redemption payment payable in respect of any Preferred Interests or which requires the Company to make any redemption or other similar payment in respect of such Preferred Interests will be deemed to adversely affect the Lenders and the Administrative Agent; provided, that nothing herein shall restrict the ability of the Company to authorize and/or issue additional common stock of the Company in the ordinary course of business and issue associated “Rights” in accordance with the Rights Plan in the ordinary course of business in the same proportion currently set forth in the Rights Plan as of the date hereof and the provisions of this Section 6.02(a) shall not restrict the ability of the Company from entering into amendments to its organizational documents, certificates of designation or the Rights Plan to accomplish the foregoing with respect to such common stock or Rights.

(b) Liens, Etc. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Company or any other TiVo Party as debtor, or sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens existing on the Closing Date and described on Schedule 5.18 hereto;

(iv) purchase money Liens upon or in real property or equipment acquired or held by the Company or another Loan Party in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 6.02(c)(iii) at any time outstanding;

(v) Liens arising in connection with Capitalized Leases permitted under Section 6.02(c)(iv); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi) Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vii) Liens arising out of judgments or awards not constituting an Event of Default or a Potential Event of Default; provided that any such judgments or awards shall, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal (and shall have been discharged within 30 days after the expiration of any such stay); and

(viii) other Liens securing obligations not exceeding $500,000.

(c) Debt. Create, incur, assume or suffer to exist any Debt, except:

(i) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice with the maximum notional amount of the then-current Maximum Amount;

(ii) Debt under the Loan Documents;

(iii) purchase money Debt secured by Liens permitted by Section 6.02(b)(iv) not to exceed in the aggregate $1,000,000 at any time outstanding;

(iv) Capitalized Leases not to exceed in the aggregate $1,000,000 at any time outstanding;

(v) Debt set forth on Schedule 5.17;

(vi) refinancings, renewals, or extensions of Debt permitted under clauses (iii) and (iv) of this Section 6.02(c) (and continuance or renewal of any Permitted Liens associated therewith) so long as: (A) the terms and conditions of such refinancings, renewals, or extensions do not, in the Administrative Agent’s reasonable discretion, materially impair the prospects of repayment of the Obligations by the TiVo Parties or materially impair the TiVo Parties’ creditworthiness, (B) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Debt so refinanced, renewed, or extended (other than transaction costs) and (C) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Debt so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable TiVo Party; and

(vii) other Debt not exceeding $1,000,000 in the aggregate.

(d) Change in Nature of Business. Engage in any material line of business substantially different from the Company’s current line of business unless such material line of business is reasonably related, incidental or complementary to the Company’s current line of business.

(e) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it except in connection with Permitted Acquisitions.

(f) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets of the Company or any other TiVo Party, except:

(i) sales of Inventory in the ordinary course of its business;

(ii) licenses and similar arrangements for the use of their assets in the ordinary course of business; and

(iii) sales or assignments of assets for cash and for fair value in an aggregate amount not to exceed $5,000,000 in any Fiscal Year.

(g) Investments in Other Persons. Make or hold any Investment in any Person including in any existing or future Subsidiary, except:

(i) Investments by the Company in Cash Equivalents;

(ii) Investments by the Company in Hedge Agreements permitted under Section 6.02(c)(i);

(iii) Investments held by the Company in the form of short-term marketable securities or in compliance with the Company’s then current investment policy, which shall be substantially identical to the investment policy as in effect on the Closing Date;

(iv) Investments pursuant to the Company’s right of participation in new securities as provided by (A) the agreement listed as item 43 on Schedule 5.23 hereto, not exceeding an aggregate amount equal to $10,000,000 and (B) any other investment rights agreement that the Company is party to as of the Closing Date or any other investment rights agreement to be entered into by the Company pursuant to an Investment permitted by the terms of this Agreement, not exceeding an aggregate amount equal to $1,000,000;

(v) Permitted Acquisitions;

(vi) other Investments not exceeding an aggregate amount equal to $1,000,000 at any one time outstanding;

(vii) Existing Investments in Subsidiaries; and

(viii) Investments consisting of intercompany loans permitted by Section 6.02(c).

(h) Restricted Payments. (i) Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, (ii) make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or (iii) issue or sell any Equity Interests or accept any capital contributions, except that:

(A) the Company may declare and make dividend payments or other distributions payable solely in the common stock of the Company;

(B) (I) the Company may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests and (II) the Company may purchase, redeem or otherwise acquire for value “Rights” (as defined in the Rights Plan) to purchase Series B Junior Participating Preferred Stock issued pursuant to the Rights Plan in accordance with the provisions of such plan; provided, that in no event shall the redemption or purchase price for such Rights exceed $.01 per Right unless the Administrative Agent and Lenders otherwise agree in writing;

(C) the Company may issue or sell common stock, securities exchangeable into common stock (including but not limited to, incentive stock options, nonstatutory stock options, rights to acquire restricted common stock and stock appreciation rights in respect of common stock, each as may be authorized under the Company’s Amended and Restated 1999 Equity Incentive Plan, Amended and Restated 1999 Employee Stock Purchase Plan and Amended and Restated 1999 Non-Employee Director Stock Option Plan), restricted common stock and warrants to purchase common stock and the Company may accept capital contributions; provided, that the foregoing shall specifically exclude convertible preferred stock and any convertible debt;

(D) so long as no Event of Default or Potential Event of Default has occurred and is continuing, the Company may repurchase shares of its restricted common stock issued pursuant to any of the Company’s equity incentive plans from any officers, directors and employees of the Company or their assigns, estates or heirs upon the death, retirement or termination of employment of such Persons, in an amount not to exceed $1,500,000 in the aggregate in any Fiscal Year and $4,500,000 in the aggregate after the Closing Date; and

(E) (I) the Company may issue Series B Junior Participating Preferred Stock in accordance with the Rights Plan as in effect on the date hereof and as may be amended as permitted hereunder, (II) the Company may issue “Rights” (as defined under the Rights Plan) in accordance with the Rights Plan as in effect on the date hereof and as may be amended as permitted hereunder and (III) the Company may declare and make dividend payments in respect of such preferred stock in accordance with the Company’s Certificate of Designations of the Series B Junior Participating Preferred Stock dated January 16, 2001, as corrected by a Certificate of Correction dated January 17, 2001 and as in effect on the date hereof and as may be amended as permitted hereunder; provided, that in no event shall the cash dividend paid in respect of such preferred stock exceed $1.00 per preferred share per quarter unless the Administrative Agent and Lenders otherwise agree in writing.

; provided, that nothing in this Section 6.2(h) shall restrict the Company from effecting a cashless or same-day exercise and sale of stock options or from withholding stock for the satisfaction of the Company’s withholding tax obligations, in each case in connection with a holder’s exercise of common stock options.

(i) Accounting Changes. Make or permit any change in (i) accounting policies or reporting practices, except as permitted by GAAP, or (ii) Fiscal Year.

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except the prepayment of the Loans in accordance with the terms of this Agreement and the prepayment of Debt described in clauses (iii), (iv) and (vii) of Section 6.02(c) hereof.

(k) Negative Pledge. Enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Administrative Agent, (ii) in connection with (A) any purchase money Debt permitted by Section 6.02(c)(iii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, or (B) any Capitalized Lease permitted by Section 6.02(c)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto or (iii) with respect to trademarks, tradenames and service marks held by TiVo Brands LLC or any non-U.S. intellectual property held by TiVo International, Inc., but solely to the extent that such prohibition or condition is required pursuant to the agreements listed as items 24, 25 and 44 on Schedule 5.23 hereto or other similar agreements to the extent that the Company shall have determined in the exercise of its reasonable business judgment that it is in the best interests of the Company in connection with the use and marketing of its intellectual property to permit such prohibition or condition to exist in any such other agreements.

(l) Partnerships, Etc. Become a general partner in any general or limited partnership.

(m) Speculative Transactions. Engage in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(n) Suspension. Suspend or terminate a substantial portion of its business other than dispositions permitted hereunder, as a result of which the Company’s revenues are reduced by 20% or more on an annualized basis for more than 30 consecutive days.

(o) Sale-Leasebacks. Engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

(p) Covenants With Respect to Certain TiVo Parties. Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) of the

Company hereunder and under the other Loan Documents are paid in full, the Company will cause each of TiVo International, Inc., TiVo Brands LLC and TiVo Intl II, Inc. (each a “Specified TiVo Party” and collectively, the “Specified TiVo Parties”) to: (a) enable the Company to fully comply with the covenants and agreements set forth in this Agreement, (b) not, directly or indirectly, (i) enter into any agreement (including any agreement for incurrence or assumption of Debt, any purchase, sale, lease or exchange of any property or the rendering of any service), between itself and any other Person, other than license agreements entered into in the ordinary course of business with the Company and other third parties with respect to intellectual property owned by such entity (collectively, the “Specified TiVo Party Documents”), (ii) engage in any business or conduct any activity (including the making of any Investment or payment) or transfer any of its assets, other than the performance of its obligations under the Specified TiVo Party Documents in accordance with the terms thereof and the performance of ministerial activities and the payment of taxes and administrative fees or (iii) consolidate or merge with or into any other Person and (c) not create, incur, assume or permit to exist (i) any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, other than Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves or (ii) any Debt. The provisions of this section shall not preclude any Specified TiVo Party from engaging in any other activities reasonably incidental to the performance of ministerial activities and the payment of taxes and administrative fees and expenses. The provisions of this section shall not limit any other covenants and agreements applicable to the Specified TiVo Parties set forth in the Agreement.

SECTION 6.03. Financial Covenants. So long as any Obligations shall remain outstanding, the Company shall, unless the Majority Lenders shall otherwise consent in writing:

(a) Tangible Net Worth. Maintain at all times Tangible Net Worth of not less than the Applicable Tangible Net Worth Covenant (as defined below).

“Applicable Tangible Net Worth Covenant” means the minimum Tangible Net Worth requirement for the Company as determined by the Administrative Agent (and disclosed to the Company) on an annual basis within 30 days after the Administrative Agent’s receipt of the Company’s applicable annual forecast pursuant to Section 6.01(a)(iv) hereof (or if such forecast is not received by the Administrative Agent within 30 days after such forecast was scheduled to be received); provided, that in no event shall the Applicable Tangible Net Worth Covenant be less than negative $75,000,000. Each annual determination of the minimum Tangible Net Worth requirement will be made by the Administrative Agent in its reasonable discretion after consultation with the Company (subject to the proviso in the foregoing sentence) and will establish the Tangible Net Worth requirements for the Company which shall be applicable until the Administrative Agent determines (and discloses to the Company) the Applicable Tangible Net Worth Covenant in the succeeding fiscal year. During the remainder of the first fiscal quarter after such determination and disclosure and for each subsequent fiscal quarter prior to the Administrative Agent’s determination (and disclosure to the Company) of the Applicable Tangible Net Worth Covenant in the succeeding fiscal year, the Company must maintain a Tangible Net Worth equal to or greater than the relevant level established in accordance with this Section 6.03(a).

(b) Liquidity Ratio. At all times when there any Loans outstanding or there is any accrued and unpaid interest hereunder, maintain a Liquidity Ratio of not less than the amount set forth below for each period set forth below:

Period	Minimum Liquidity Ratio
Closing Date through February 28, 2007	0.4:1.0
March 1, 2007 through May 2, 2007	0.5:1.0
May 3, 2007 through May 31, 2007	0.75:1.0
June 1, 2007 through September 30, 2007	1.0:1.0
October 1, 2007 through February 29, 2008	0.4:1.0
March 1, 2008 through May 2, 2008	0.5:1.0
May 3, 2008 through May 31, 2008	0.75:1.0
June 1, 2008 through September 30, 2008	1.0:1.0
October 1, 2008 through February 28, 2009	0.4:1.0
March 1, 2009 through May 2, 2009	0.5:1.0
May 3, 2009 through May 31, 2009	0.75:1.0
June 1, 2009 through September 30, 2009	1.0:1.0
October 1, 2009 through January 25, 2010	0.4:1.0

; provided that if at any time the sum of Eligible Commitment Contracts and Eligible Non-Commitment Contracts is less than 675,000, the following covenant levels shall apply:

Period	Minimum Liquidity Ratio
Closing Date through January 31, 2007	0.7:1.0
February 1, 2007 through February 28, 2007	0.8:1.0
March 1, 2007 through May 2, 2007	0.9:1.0
May 3, 2007 through September 30, 2007	1.25:1.0
October 1, 2007 through January 31, 2008	0.7:1.0
February 1, 2008 through February 29, 2008	0.8:1.0
March 1, 2008 through May 2, 2008	0.9:1.0
May 3, 2008 through September 30, 2008	1.25:1.0
October 1, 2008 through January 31, 2009	0.7:1.0
February 1, 2009 through February 28, 2009	0.8:1.0
March 1, 2009 through May 2, 2009	0.9:1.0
May 3, 2009 through September 30, 2009	1.25:1.0
October 1, 2009 through January 25, 2010	0.7:1.0

(c) Cash and Cash Equivalents. Maintain at all times cash and Cash Equivalents of not less than $5,000,000.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (each, an “Event of Default” and collectively, “Events of Default”) shall occur and be continuing:

(a) The Company shall fail to pay any installment of the principal when due, or shall fail to pay any installment of interest or other amount payable hereunder or under any other Loan Document when due for a period of three Business Days; or

(b) Any representation or warranty made by the Company herein or by the Company or any other TiVo Party (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Company shall fail to perform or observe any term, covenant or agreement contained in Sections 3.01, 6.01(a) through (c), (e), (f), (h), (j), (m), (q) or (u), 6.02 or 6.03; or

(d) the Company or any other TiVo Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 20 days after the earlier of the date on which (i) an officer of the Company or any other TiVo Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(e) the Company or any other TiVo Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $5,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) the Company or any other TiVo Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any other TiVo Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Company or any other TiVo Party shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $100,000 shall be rendered against the Company or any other TiVo Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any non-monetary judgment or order shall be rendered against the Company or any other TiVo Party that would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against the Company or any other TiVo Party, or the Company or any other TiVo Party shall so state in writing; or

(j) any Collateral Document or related financing statement after delivery thereof shall for any reason (other than pursuant to the express terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(k) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Company and the ERISA Affiliates related to such ERISA Event) exceeds $300,000; or

(l) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $300,000 or requires payments exceeding $100,000 per annum; or

(m) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Company and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $300,000; or

(n) (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the capital stock of the Company having the right to vote for the election of members of the board of directors, or (ii) a majority of the members of the board of directors of the Company do not constitute Continuing Directors, or (iii) any TiVo Party ceases to directly own and control 100% (or such other percentage of ownership provided on Schedule 5.02) of the outstanding capital stock of each of its Subsidiaries extant as of the Closing Date; or

(o) there shall occur in the reasonable judgment of the Majority Lenders any Material Adverse Change; or

(p) the agreement listed as item 32 on Schedule 5.23 hereof shall be terminated for any reason and not replaced with another agreement for comparable service within 90 days or the agreement listed as item 33 on Schedule 5.23 hereof shall be terminated for any reason and not replaced with another agreement for comparable service within 30 days.

THEN, and in every such event (other than an event with respect to any TiVo Party described in subsection (f) above), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request of, or may with the consent of the Majority Lenders, by notice to the Company, take any or all of the following actions, at the same or different times: (i) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Unused Fees and all other liabilities of the Company or any other TiVo Party accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Loan Document to the contrary notwithstanding or (ii) terminate all or part of the Commitments; and in any event described in subsection (f) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Unused Fees and all other liabilities of the Company accrued hereunder and under any other

Loan Document, shall automatically become due and payable and the Commitments shall automatically terminate, all without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Application of Proceeds During Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by the Majority Lenders, or upon acceleration of the Obligations pursuant to Section 7.01, (a) all payments received by the Administrative Agent and (b) all proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or (then or at any time thereafter) applied in full or in part by the Administrative Agent, in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to compensation, reimbursement and indemnification under any Loan Document and all advances made by the Administrative Agent thereunder for the account of the Company, and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the Loan Documents, all in accordance with the terms of this Agreement and the other Loan Documents;

(ii) thereafter, to the payment of all other Obligations for the ratable benefit of the holders thereof; and

(iii) thereafter, to the payment to or upon the order of the Company or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Company pursuant to the terms of this Agreement.

SECTION 8.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Company or any other TiVo Party or to inspect the property (including the books and records) of the Company or any other TiVo Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. Citigroup Global Markets Realty Corp. and Affiliates. With respect to any Commitment of, any Loans made by it and any Note issued to it, Citigroup Global Markets Realty Corp. shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citigroup Global Markets Realty Corp. in its individual capacity. Citigroup Global Markets Realty Corp. and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if Citigroup Global Markets Realty Corp. were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements of Company received by such Lender and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of the Loans then made by each of them (or if no Loans are at the time outstanding ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.

SECTION 8.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent which, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, shall be approved by the Company, such approval not to be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, shall be reasonably satisfactory to the Company. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 8.07. Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 9.01, if approved, authorized or ratified in writing by the Majority Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 6.02(b)(iv) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 6.02). Upon request by the Administrative Agent at any time, Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.17.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of the Loan Documents nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Company (and each other applicable TiVo Party signatory thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) waive any of the conditions specified in Section 4.01, (b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (c) amend this Section 9.01; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Commitments, (ii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or (iv) release all or substantially all of the Collateral or release all of the guarantors under any guaranty executed by any TiVo Party in favor of the Administrative Agent and Lenders; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

SECTION 9.02. Notices, Etc. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, if to the Company, at its address set forth on the signature page hereof; and if to any Lender or the Administrative Agent, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective when deposited in the mail or sent by telecopy, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

SECTION 9.03. Right of Setoff. Upon and after the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized by the Company, at any time and from time to time, without notice, to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Company under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by such Lender to the Company or any other TiVo Party (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced). The rights of each Lender under this Section 9.03 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 9.04. No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender or any of their respective Affiliates to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.05. Costs and Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly: (a) all out-of-pocket costs and expenses of the Administrative Agent and of the Lenders of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all costs and expenses of furnishing all opinions by counsel for the Company and the Loan Parties (including any opinions requested by Administrative Agent or Lenders as to any legal matters arising hereunder) and of the Company’s and each other TiVo Party’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents; (c) all fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company; (d) all documented costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to evaluate or assess any TiVo Party, its business or financial condition, including in connection with inspections described in Section 6.01(h) hereof; provided, that so long as no Event of Default or Potential Event of Default has occurred and is continuing, the Company shall not be required to reimburse the Administrative Agent for such costs and expenses incurred in connection with an inspection pursuant to such Section 6.01(h) more than three times per trailing 12 month period (which number shall be reduced to two at any time that the Company shall have Consolidated Net Income Before Taxes of greater than $0 for the most recently ended period of four fiscal quarters for which financial statements are available); and (e) all documented costs and expenses, including attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any TiVo Party hereunder or under the other Loan Documents (including the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

SECTION 9.06. Indemnity. In addition to the payment of expenses pursuant to Section 9.05, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, trustees, employees, agents, advisors and affiliates of Administrative Agent and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of that Indemnitee.

As used herein, “Indemnified Liabilities” means (other than with respect to Taxes which are handled solely by Section 3.09), collectively, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes and rules or regulations (including securities and commercial laws, statutes, rules and regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents).

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.06 may be unenforceable in whole or in part because they are violative of any law or public policy, each Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

SECTION 9.07. Assignments and Participations.

(a) With the consent of (i) the Administrative Agent and (ii) the Company (so long as no Event of Default or Potential Event of Default has occurred and is continuing), any Lender may assign, pursuant to documentation satisfactory to the Administrative Agent, to one or more Persons, all or any pro rata portion of its Commitments and Loans; provided that (x) written notice of each proposed assignment by such Lender shall be given to the Administrative Agent and the Company not less than 15 days prior to the date of such assignment and (y) except in the case of an assignment to a Lender or an Affiliate thereof, any assignment made in connection with the syndication of the Loans or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of such Loans or Commitments assigned shall not be less than $5,000,000. Upon the effectiveness of such assignment, such assignee shall be a Lender for all purposes of this Agreement to the extent of the Loans so assigned to it and such assigning Lender shall be released from its obligations under this Agreement with respect to the Loans so assigned. The Company agrees that it shall execute and deliver upon request to such assignee Lender, one or more Notes evidencing such assignee Lender’s Loans (against delivery by the assigning Lender of its Note or Notes (if any)).

The Company hereby designates the Administrative Agent to serve as the Company’s agent, solely for the purpose of this Section, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and the Notes evidencing such Loans, and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each assignment agreement delivered to the Administrative Agent pursuant to this Section. Failure to make any recordation, or any error in such recordation, shall not affect the Company’s Obligations in respect of such Loans or Notes. The entries in the Register shall be conclusive (provided, however, that any failure to make any recordation or any error in such recordation shall be corrected by the Administrative Agent upon notice or discovery thereof), and the Company, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan and related Note is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Loans made pursuant thereto and the Notes evidencing such Loans may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of an assignment agreement duly executed by the assignor thereof. No assignment or transfer of a Lender’s Loans made pursuant thereto or the Notes evidencing such Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

(b) Each Lender may sell participations to one or more Persons in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that written notice of each such proposed sale by such Lender shall be given to the Administrative Agent and the Company not less than 15 days prior to the date of such sale; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver directly affecting (x) an extension of the scheduled final maturity date of any Loan allocated to such participation or (y) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. To the extent permitted by law, each participant also shall be entitled to the rights of set-off of Section 9.03 and to the benefits of Section 3.07 and 3.09 as though it were a Lender, provided that such participant agrees to be subject to Section 3.06 as though it were a Lender.

Each Lender that sells a participating interest in any Loan or other interest to a participant shall, as agent of the Company solely for the purpose of this Section 9.07, record in book entries maintained by such Lender the name and the amount of the participating interest of each participant entitled to receive payments in respect of such participating interests.

(c) Each Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge.

SECTION 9.08. Effectiveness; Binding Effect; Governing Law. This Agreement shall become effective when it shall have been executed by the Company, the

Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent, each Lender and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and all the Lenders. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.09. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.

SECTION 9.10. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY OR ANY OTHER TIVO PARTY WITH RESPECT TO THIS AGREEMENT AND THE LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE BOROUGH OF MANHATTAN OR SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE COMPANY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN THE AFORESAID COURTS IN ACCORDANCE WITH THIS SECTION. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER PARTIES IN ANY OTHER JURISDICTION.

SECTION 9.11. Entire Agreement. This Agreement with Exhibits and Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

SECTION 9.12. Separability of Provisions; Headings. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

SECTION 9.13. Obligations Several. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.

SECTION 9.14. USA Patriot Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

SECTION 9.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9.16. Confidentiality of Information. Each Lender and the Administrative Agent agrees to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with its customary practices. Each Lender and Administrative Agent further agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and/or the other Loan Documents, including for the purposes of its legal, credit or compliance review in connection with any such transactions, or as required by law or regulation and not disclose any such information other than (a) to its Affiliates, officers, directors, employees, representatives, counsel and agents that are, or are expected to be, involved in the evaluation of such information in connection with (i) the transactions contemplated by this Agreement and/or the other Loan Documents, (ii) its legal or compliance or credit review in connection with any such transactions or (iii) enforcing its rights and performing under the terms of this Agreement and/or the other Loan Documents and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes (i) available to such party from a source other than the party hereto to which such information relates or any of its affiliates, and such disclosing party does not know that such information is disclosed in violation of a confidentiality agreement or is otherwise unauthorized or (ii) available to the public other than as a result of a breach by such party of this Section 9.16, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank or other regulators or auditors, as long as, to the extent permitted by any law, statute, rule or regulation, notice is given to the party hereto to which such information relates by the disclosing party prior to (or, in the event that prior notice is not reasonably practicable or in case of a judicial order, promptly after) such disclosure, or (d) to current or prospective assignees, participants and contractual counterparties in connection with the transactions contemplated by this Agreement and/or the other Loan Documents or in any hedging contract permitted under the Loan Documents and to their respective representatives and legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 9.16. Notwithstanding any other provision in this Agreement, the Company hereby agrees that each Lender and the Administrative Agent (and each of their respective officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to such Lender or the Administrative Agent, as the case may be, relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. The provisions of this Section 9.16 shall survive termination of this Agreement for a period of two years.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TIVO INC., as Borrower

By:	/s/ Steven J. Sordello
Name:	Steven J. Sordello
Title:	Senior Vice President and Chief Financial Officer

Address:
TiVo Inc.
2160 Gold Street
Alviso, CA 95002
Attn: General Counsel
Fax: (408) 519-3304

CITIGROUP GLOBAL MARKETS REALTY CORP., as Administrative Agent

By:	/s/ John Pawlowski
Name:	John Pawlowski
Title:	Authorized Signer

Address:
Citigroup Global Markets Realty Corp.
390 Greenwich Street, 6th Floor
New York, NY 10013
Attn: TiVo Account Manager
Fax: (212) 723-8591

COMMITMENT: $50,000,000	CITIGROUP GLOBAL MARKETS REALTY CORP., as Lender

	By:	/s/ John Pawlowski
	Name:	John Pawlowski
	Title:	Authorized Signer

Address:
Citigroup Global Markets Realty Corp.
390 Greenwich Street, 6th Floor
New York, NY 10013
Attn: TiVo Account Manager
Fax: (212) 723-8591

EXHIBIT A

FORM OF NOTE

New York, New York

$	, 20

FOR VALUE RECEIVED, TIVO INC., a Delaware corporation (the “Company”), promises to pay to the order of [                        ] (the “Lender”) the principal amount of (                    ), or, if less, the aggregate amount of Loans (as defined in the Credit Agreement referred to below) made by the Lender to the Company pursuant to the Credit Agreement on the Maturity Date or as otherwise required pursuant to the terms of the Credit Agreement.

The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Administrative Agent described in the Credit Agreement. Until notified of the transfer of this Note, the Company shall be entitled to deem the Lender or such person who has been so identified by the transferor in writing to the Company as the holder of this Note, as the owner and holder of this Note. Each of the Lender and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation of all principal payments previously made hereunder on the schedule attached hereto; provided, however, that the failure to make notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Company hereunder with respect to payments of principal or interest on this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of January 25, 2007 (the “Credit Agreement”) among the Company, the financial institutions named therein and Citigroup Global Markets Realty Corp., as Administrative Agent. The Credit Agreement, among other things (i) provides for the making of an advance (the “Loans”) by the Lender to the Company on the date hereof in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Company resulting from such Loans being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred in the collection and enforcement of this Note. The Company hereby waives diligence, presentment, protest, demand and notice of every kind as a defense to any demand hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[signature appears on the following page]

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

TIVO INC.

By:

Name:

Title:

TRANSACTIONS

ON

NOTE

Date	Amount of Loans Made	Principal Paid	Amount of Principal Balance	Notation Made By